Exhibit 5.1

ONE SHELL PLAZA	AUSTIN
910 LOUISIANA	DALLAS
HOUSTON, TEXAS	DUBAI
77002-4995	HONG KONG
HOUSTON
TEL +1 713.229.1234	LONDON
FAX +1 713.229.1522	MOSCOW
www.bakerbotts.com	NEW YORK
RIYADH
WASHINGTON

September 20, 2007

K-Sea Transportation Partners L.P.
One Tower Center Boulevard
17th Floor
East Brunswick, New Jersey 08816

Gentlemen:

We have acted as counsel to K-Sea Transportation Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale of up to 3,500,000 common units representing limited partner interests in the Partnership (the “Common Units”) pursuant to that certain Underwriting Agreement dated September 20, 2007 (the “Underwriting Agreement”) by and among the Partnership, K-Sea General Partner L.P., a Delaware limited partnership, K-Sea General Partner GP LLC, a Delaware limited liability company, K-Sea Operating Partnership L.P., a Delaware limited partnership, and K-Sea OLP GP LLC, a Delaware limited liability company, on the one hand, and Lehman Brothers Inc., Citigroup Global Markets Inc. and UBS Securities LLC, as representatives of the underwriters named in Schedule 1 thereto (the “Underwriters”), on the other hand.  The Underwriters have an option to purchase up to 525,000 additional Common Units to cover over-allotments, if any.

We refer to the registration statement on Form S-3, as amended (Registration Statement No. 333-142433), with respect to the Common Units being sold by the Partnership (the “Registration Statement”), as filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The final prospectus supplement dated September 20, 2007 (the “Prospectus Supplement”), which together with the accompanying prospectus dated May 8, 2007 (the “Prospectus”) filed with the Registration Statement, has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

As the basis for the opinion hereinafter expressed, we examined the Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of May 1, 2006 (the “Partnership Agreement”), the Underwriting Agreement, the Delaware Revised Uniform Limited Partnership Act (the “Act”), partnership records and documents, certificates of the Partnership, certain of its affiliates and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.  In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1.             The Partnership has been duly formed and is validly existing as a limited partnership under the Act.

2.             The Common Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Underwriting Agreement, will be duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Act and otherwise by matters described in the Prospectus under the caption “Our Partnership Agreement—Limited Liability”).

This opinion is limited in all respects to the federal laws of the United States of America and the Act, each as in effect on the date hereof.

At your request, this opinion is being furnished to you for filing as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof.  We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus and to the filing of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under the provisions of the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.